UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 18, 2017

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On August 18 , 2017, Corning Natural Gas Holding Corporation (the “Company”) completed a private placement of 70,600 shares of its 6% Series A Cumulative Preferred Stock (“Series A Preferred Stock”) at $25.00 per share and raised aggregate gross cash proceeds of $1,765,000. The private placement was completed pursuant to the terms of a series of purchase agreements, dated as of August 18, 2017 (each a “Purchase Agreement”), by and between the Company and certain accredited investors. The price per share for the Series A Preferred Stock was the same as that offered in 2016 to shareholders of the Company under its shareholders’ rights offering. The Purchase Agreements contain customary representations and warranties of the Company and each purchaser. No underwriting discounts or commissions were paid in connection with the private placement. The Company intends to use the net proceeds from the private placement for working capital and other general corporate purposes.

The issuance and sale of the Common Stock was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The Common Stock was offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and corresponding provisions of state securities laws.

The foregoing is a summary of the terms of the Purchase Agreements does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreements, copies of which will be filed as exhibits to the Company’s next periodic filing with the Securities and Exchange Commission..

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Firouzeh Sarhangi

Chief Financial Officer

Dated: August 21, 2017